Exhibit 99.1

Graham Holdings Company
Announces Closing of Cable ONE’s Senior Notes Offering

ARLINGTON, VA-June 17, 2015-Graham Holdings Company (NYSE: GHC) announced today that its wholly owned subsidiary, Cable ONE, has completed a private offering of $450 million aggregate principal amount of 5.750% senior unsecured notes due in 2022. Graham Holdings will not be a guarantor or otherwise provide credit support for the notes.

Cable ONE intends to use the net proceeds from the offering, together with cash on hand, to pay a special one-time cash dividend to Graham Holdings of approximately $450 million in connection with the previously announced intention to separate Cable ONE from Graham Holdings.

The notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The notes were offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Graham Holdings Company’s businesses. More detailed information about these factors may be found in filings by Graham Holdings Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Graham Holdings Company is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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About Graham Holdings Company
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services, television broadcasting, cable systems and online, print and local TV news. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); Cable ONE, serving small-city subscribers in 19 midwestern, western and southern states; The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a digital team focused on innovation and experimentation with emerging technologies; SocialCode, a leading social marketing solutions company; Celtic Healthcare; Forney Corporation; Joyce/Dayton Corp.; and Residential Healthcare Group.

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Contact:    Rima Calderon
(301) 996-6350
Rima.Calderon@ghco.com